NAME OF REGISTRANT:
Franklin Strategic Series
File No. 811-06243

EXHIBIT ITEM No. 77E: Legal Proceedings


FRANKLIN STRATEGIC SERIES
CERTIFICATE OF SECRETARY


I, Steven J. Gray, Assistant Secretary of Franklin Strategic Series (the Trust), a business trust organized under the laws of Delaware, do hereby certify that the following preamble and resolutions were adopted by a majority of the trustees present at a meeting held at San Mateo, California on April 17, 2007:

WHEREAS, the Trust has previously instituted litigation on behalf of the Franklin Natural Resources Fund (the Fund) in New Jersey to recover losses incurred in connection with its investments in securities issued by Bre-X and Bresea, Ltd. (the Bre-X Case) and is represented in that litigation by Gibbs & Bruns LLP (G & B), and

WHEREAS, the Defendants in the Bre-X Case have filed a Third Party Contribution
 Claim (the Contribution Claim) alleging that the Trust?s investment adviser, Franklin Advisers, Inc. (Adviser) breached its fiduciary duty, was negligent and/or reckless in making the decision to purchase Bre-X and Bresea Securities for the Trust, and

WHEREAS, G & B has moved to dismiss the Contribution Claim on the ground that it is not appropriate under New Jersey law and otherwise fails to state a claim for relief, and

WHEREAS the Defendants have moved to disqualify G & B from representing the Adviser in defense of the Contribution Claim on the ground that a conflict of interest exists between its representation of the Trust and the Fund in the Bre-X Case and any representation of the Adviser in the defense of the Contribution Claim, and

WHEREAS the Motion to Disqualify, the allegations in the Contribution Claim, a proposed engagement letter and joint representation disclosure have been made available for review by the Trustees, and their independent counsel, and the Trustees have discussed the matter with G & B and with the Trust?s independent counsel, and

WHEREAS, regardless of any conflict the Defendants contend exists, the Trustees believe it is in the best interest of the Trust and the Fund to permit G & B to continue to represent the Trust and the Fund in the Bre-X case and to permit
G & B to defend the Advisers against the Contribution Claim

NOW, THEREFORE, BE IT RESOLVED, that the Board of Trustees hereby approves the terms of the engagement letter attached to this resolution as Exhibit ?A,? and waives any actual or potential conflict of interest that exists in connection with G & B?s representation of the Trust and the Fund and the Adviser in the prosecution of the Bre-X Case and the defense of the Contribution Claim.

FURTHER RESOLVED, that based upon the information provided to the Trustees at this meeting, the Trustees hereby determine that the execution of the proposed engagement letter is in the best interests of the shareholders of the Fund.

FURTHER RESOLVED, that the appropriate officers of the Trust be, and each of them hereby is, authorized to cause the Trust to execute the engagement letter and to take any further actions necessary or appropriate to effectuate this Resolution; and

FURTHER RESOLVED, that all acts and things done by any of the appropriate officers of the Trust, by G & B, or by any employees or agents of the Fund, on or prior to the effective date of these resolutions in connection with the transactions contemplated by such resolutions be, and they hereby are, ratified, confirmed and adopted as the acts and deeds of the Fund in all respects.

IN WITNESS WHEREOF, I have subscribed my name this 17th day of April, 2007.



						/s/Steven J. Gray_____________
						Steven J. Gray
						Assistant Secretary






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